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                                                                      Exhibit 12

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THE CONNECTICUT LIGHT & POWER COMPANY & SUBSIDIARIES                                                                  Exhibit 12
RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS OF DOLLARS)
                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                           Ended
                                                                      Year Ended December 31,                             3/31/97
                                                    1992          1993            1994         1995         1996         (unaudited)
                                                  -------       -------         -------       -------      -------        -------
Earnings:
     Net Income(Loss)                             206,714       143,702  (a)    198,288      205,216        (80,237)      (119,520)
     Current Income Taxes                          88,926       159,876         148,337      131,804         40,439        (17,389)
     Deferred Income Taxes                         66,391       (20,188)         37,664       49,520        (60,773)       (31,028)
                                                  -------       -------         -------      -------        -------        -------
     Earnings before Income Taxes                 362,031       283,390         384,289      386,540       (100,571)      (167,937)

     Less: Undistributed Income from less
     than Fifty Percent Owned Companies                95           234           1,042         (328)         2,301          3,526

     Add:  Fixed Charges                          184,407       165,213         144,212      146,330        147,356        150,644
                                                  -------       -------         -------      -------        -------        -------
Earnings Available for Fixed Charges              546,343       448,369         527,459      533,198         44,484        (20,819)


Fixed Charges:
     Interest on Long Term Debt                   145,066       126,850         111,094      117,060        120,819        124,363
     Amortization of Debt Discount and
       Expense, Less Premium                        6,248         7,412           8,834        7,290          6,379          6,320
     Interest on Short Term Debt                    3,679         6,111           6,543        2,009            545            623
     Other Interest                                 5,659         5,423            (551)       1,453          2,125          2,049
     Portion of Rents Representative of
     the Interest Factor                           23,755        19,417          18,292       18,518         17,488         17,289
                                                  -------       -------         -------      -------        -------        -------
Total Fixed Charges                               184,407       165,213         144,212      146,330        147,356        150,644




Ratio of Earnings to Fixed Charges                   2.96          2.71            3.65         3.64           0.30          -0.13

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(a) Excludes the cummulative effect of an accounting change of $47.747 million.